UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

___________________________________________________________________

Date of report (Date of earliest event reported): October 7, 2009

DEBT RESOLVE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33110	33-0889197
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

150 White Plains Road, Suite 108	10591
Tarrytown, New York	(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Debt Resolve, Inc., a Delaware corporation (the “Company”), in connection with the items described below.

Item 1.01	Entry into a Material Definitive Agreement.

On July 14, 2009, the Company entered into a business development agreement with Douglas Holdings LLC, a California limited liability company (“Douglas Holdings”), of Newport Beach, California for future business development activities. Pursuant to the agreement, Douglas Holdings will introduce potential customers to the Company in exchange for 10% of the gross revenues the Company receives from such customers during the first five years of the Company’s relationship with such customers. A copy of the agreement, which is effective retroactively as of April 14, 2009, is included as an exhibit to this report.

Item 3.02	Unregistered Sales of Equity Securities.

As described below, the Company has recently issued a total of 4,000,000 shares of its common stock to Douglas Holdings LLC pursuant to two oral agreements separate from the business development agreement described in Item 1.01 above. On April 14, 2009, the Company issued 3,000,000 shares of its common stock to Douglas Holdings for the performance of investor relations and general consulting duties over the last two years. On July 14, 2009, the Company issued an additional 1,000,000 shares of its common stock to Douglas Holdings for business development activities performed during the last two years.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2009, Charles S. Brofman resigned from the Company’s Board of Directors effective at the close of business that day. The information contained in the press release included as an exhibit to this report is incorporated herein by reference in its entirety.

Item 8.01	Other Events.

On September 29, 2009, the Company announced that over $3,000,000 of its liabilities have been converted to stock or discharged on its balance sheet. The information contained in the press release included as an exhibit to this report is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Debt Resolve, Inc. issued September 29, 2009.
99.2	Business Development Agreement with Douglas Holdings LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: October 7, 2009	By: /s/ David M. Rainey

David M. Rainey

President and Interim CEO